Exhibit 10.1

[Certain identified information has been excluded from this Exhibit 10.1 because it is both not material and is the type of information that the Company treats as private or confidential.]

May 20, 2022

Via Hand Delivery

Personal and Confidential

[Redacted]

Mr. Joseph H. Reniers

[Redacted]

Re: Transition Assistance; Potential for Enhanced Transition Assistance

Dear Joe:

This Letter Agreement (“Agreement”) memorializes our conversations in which I advised of the decision to chart new directions for the KDS businesses that you have been leading. As a consequence of this decision, your employment and leadership/officer/committee roles with the Company will end May 20, 2022.

For purposes of this Agreement, “Company” means Kirby Corporation and its subsidiaries, affiliates, and partnerships.

TERMINATION OF EMPLOYMENT

AND LEADERSHIP/OFFICER/COMMITTEE ROLES

1.
Termination Date. All employment and leadership/officer roles with the Company terminate at the close of business May 20, 2022.

2.
Leadership/Officer Roles. Termination of employment is accompanied by the concurrent termination of all leadership, officer, task force, and committee assignments within the Company, including but not limited to, those leadership and officer roles identified in Exhibit A.

3.
Effect of Termination on Compensation and Benefits. You will receive your pro-rated monthly salary calculated through date of termination. Participation in the Company health benefits plans will continue at current levels through May 31, 2022. At the appropriate time, you will receive COBRA instructions permitting you to elect continuation coverages should that be your decision.

4.
Application for Unemployment; Letter of Introduction. [Redacted]

MUTUAL RELEASE OF CLAIMS

5.
Release of Company. In exchange for Company’s obligations in this Agreement, you release, to the extent allowed by law, for yourself, your family, and your heirs, Company and its parents, subsidiaries, and affiliates, and its or their directors, employees, representatives, attorneys, insurers, successors, and assignees (collectively, “Released Parties”) from any and all past, present, or future claims, actions, liabilities, damages, claims for attorneys’ fees, costs and disbursements, individual or class claims, or demands of any kind whatsoever, including but not limited to any claims arising under 42 U.S.C. § 1981, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Security Act of 1974, the Sarbanes Oxley Act, the Family and Medical Leave Act, the antidiscrimination laws of any State/Parish/County/Municipality, including but limited to the laws of Texas, common law, code claims and statutory law pursuant to any State, all claims based upon federal, State or local law, contract claims, any claims for personal injuries, and any other claims relating to your employment with or separation from the Company, whether known or unknown, arising on or before the date you sign this Agreement. You further agree that if any claim is filed or pursued against the Company on your behalf, you will not accept any damages otherwise payable to you in connection with such claims.

By signing this Agreement, it is your intent to waive and release all claims and potential claims that may be legally released against the Released Parties. In the unlikely event that a claim or potential claim has been omitted from this Release provision, you assign said claims and potential claims to Company in exchange for its obligations in this Agreement.

By signing this Agreement, you are not waiving any right to file a charge/claim with, or participate in an investigation by, any local, state or federal agency; provided, however, that you are waiving your right to recover any monetary relief as a result of such charge or investigation other than a bounty award. You are also not waiving any (a) claims that may arise after the date that you execute this Agreement, or (b) your vested benefits.

The earliest date you may execute this Agreement is close of business on your Termination Date.

6.
Release of Mr. Reniers by Company. In exchange for your unrevoked consent to this Agreement, Company hereby waives and releases you from any and all claims, demands, and liabilities arising from or related to your employment with Company, from the beginning of time through the date of the Company’s execution of this Agreement.

CONFIDENTIAL INFORMATION;

ASSIGNMENT OF INTELLECTUAL PROPERTY

7.
Confidential Information.

a.
Confidential Information Defined. For purposes of this Agreement, Confidential Information is defined as information about Company’s business, and proprietary and technical information not known to other entities/businesses that could have economic value to third parties (e.g. competitors, customers, vendors, suppliers) if improperly disclosed.

Confidential Information also means any information disclosed by Company to you, either directly or indirectly, in writing, orally or by inspection of tangible objects, including without limitation, information and technical data contained in Company’s manuals, booklets, publications, training modules, and equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, trade secrets, product ideas, technical know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, financial and marketing information, forecasts, research, targeted industries and market segments for future growth, and the identity of any and all customers, prospective customers, consultants, vendors and suppliers. Confidential Information shall also include information disclosed to Company by one or more customers to which Company is under a confidentiality obligation.

b.
Obligation regarding Confidential Information. In exchange for the Company’s obligations ion this Agreement, you agree that you shall not disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as authorized in writing by the Company. You agree that you shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agree to immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.

c.
Agreement to return Confidential Information without deletion or alteration. You consent not to take with you, destroy, or delete any files, documents or other materials embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) you will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in your possession or control regarding the Company, and you will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of such materials. You further agree that at the termination of your employment with the Company to return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or yourself on behalf of the Company. If Confidential Information known to you or in your possession is subject to a lawful production order by any judicial, regulatory, administrative, legislative, or governmental authority, or any other person or entity, you agree to notify the Company promptly that such lawful order has been received. If at any time after the termination of your employment, you determine that you have any Confidential

Information or the Company’s property in your possession or control, you shall immediately return it to the Company, including all copies and portions thereof.

8.
Inventions. The following provisions supplement, but do not replace, the Kirby Corporation Intellectual Property Agreement, executed by you on or about March 30, 2021.

a.
Inventions retained and licensed. You have attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by you before your employment with the Company (collectively referred to as “Prior Inventions”), which belong to you, which relate to the Company’s current or proposed business, products, or research and development, and which are not assigned to the Company; or, if no such list is attached, you represent that there are no such Prior Inventions.

b.
Assignment of inventions. You agree that you will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all your right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which you may have solely or jointly conceived or developed or reduced to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). You further acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. You understand and agree that the decision whether or not to commercialize or market any Invention developed by you solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

COMPENSATION PAID IN CONNECTION WITH TERMINATION

Irrespective of your consent to this Agreement, Company shall pay you the sums in Terms 9 and 10, in a lump sum, less appropriate state and federal deductions:

9.
Awarded but unused vacation in the amount of $37,691. Awarded but unused vacation will be paid on the first pay period following your Termination Date.

10.
Top Hat Plan. Per the terms of the Top Hat Plan, the Company shall pay you approximately $103,743 based on investment performance on or about November 15, 2022.

Conditioned upon your acceptance, consent and unrevoked execution of this Agreement, and as additional consideration for your obligations in this Agreement, Company shall pay you the sums in Terms 11 and 12, in a lump sum, less appropriate state and federal deductions:

11.
2022 Target Bonus in the amount of $145,891, representing five months of your 2022 target bonus; and

12.
2020-2022 Performance Share Payment: $157,906 representing the prorated equivalent of the 2020-2022 Performance Share Payment based on your Performance Share Award.

Payment of Items 11 and 12 will be made as soon as administratively practical following your execution of the Agreement and the expiration of the revocation period without action by you to revoke. In the unlikely event Company pays you for Items 11 and 12 above and you timely revoke acceptance, you covenant to repay Company the total sums advanced for 11 and 12 within 15 days of revocation.

Upon termination of employment, you have the right to maintain your balance in Company’s 401k Plan or to transfer the balance per the terms of the Plan. In either event, in light of termination of your employment, the Company shall make no future contributions on your behalf to the Company’s 401k Plan.

NO CRITICAL REMARKS

In exchange for Company’s obligations in this Agreement, you covenant to refrain from communicating (in any form: oral, written, electronic, or other) remarks criticizing, or portraying in a negative light, Company and/or its directors, officers, employees, products and/or services. This obligation does not supersede your obligation to provide truthful testimony should you be called upon to do so by lawfully issued legal process.

COOPERATION

In exchange for Company’s obligations in this Agreement, you agree to cooperate fully with Company and its counsel with respect to any matter (e.g. threatened litigation, litigation, investigations, governmental proceedings/investigations) relating to matters with which you were involved during your employment with Company. Your cooperation shall include truthful recollection of events.

GOVERNING LAW; VENUE; ARBITRATION

This Agreement is made and entered into in the State of Texas and shall be construed and enforced under the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas. The normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this Agreement. You and Company agree that the sole and exclusive jurisdiction and venue for any disputes arising out of or related to this Agreement among you, Company, the Company Releasees, or any other person released hereby shall be in Harris County, Texas, subject to the arbitration obligations in this Agreement.

Additionally, you and Company agree that any future disputes involving claims for money damages shall be exclusively resolved via arbitration in which the costs of arbitration shall be borne by Company. Costs of arbitration shall not include your costs and expenses for legal representation, if any, which shall be borne by you. Pursuant to this provision, you and Company will agree to a single Arbitrator and shall conduct any Arbitration pursuant to the employment provisions of the American Arbitration Association Rules.

Notwithstanding the agreement to arbitrate, Company shall have the right to see injunctive and/or declaratory relief in a court of competent jurisdiction in Harris County, Texas should Company believe you have violated any provision of this Agreement.

TERMINATION OF RIGHTS PURSUANT TO FEBRUARY 25, 2021

INCENTIVE AND RETENTION AWARD AGREEMENT

Pursuant to the letter of February 25, 2021 (attached as Exhibit D), you acknowledge and agree that termination of employment in May 2022 terminates any right to any additional installments of Cash Retention Bonus which would have vested in December 2022 and December 2023 respectfully. Similarly, you acknowledge and agree that termination of employment in May 2022 terminates any right to vest in a Retention RSU Award of 9,850 restricted stock units in light of the January 2024 vesting date and the requirement that you be employed on the vesting date.

ENTIRE AGREEMENT; ENHANCED TRANSITION ASSISTANCE

This Agreement constitutes the entire agreement between you and the Company with respect to the cessation of your employment. You acknowledge and agree that no promises have been made to you that are not reflected in this Agreement and that you have not relied upon any representation, written or oral, not set forth in this Agreement.

Notwithstanding the above paragraph, attached hereto as Exhibit E is a true and correct copy of an Enhanced Transition Assistance Agreement that memorializes additional compensation and benefits available to you should you voluntarily elect to accept them.

ACCEPTANCE AND REVOCATION

You have a reasonable time period up to 21 days from receipt of the Agreement to accept the terms of and sign this Agreement. You may accept and sign this Agreement before the expiration of this time period, if you choose. You have been advised to consult with an attorney of your own choosing regarding the matters set forth in this Agreement prior to signing it.

In order to accept this Agreement and receive the Severance Benefits, you must return a copy of this letter within 21 days of receiving this Agreement to Kim Clarke, Chief Human Resource Officer, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007; telephone: 713-435-****; email: Kim.Clarke@kirbycorp.com.

The Older Workers Benefit Protection Act gives you the right to revoke acceptance of this Agreement within 7 days after you sign and accept it. By signing and accepting this Agreement,

you acknowledge that you have been advised in writing to consult with an attorney prior to executing this Agreement, that you have had the opportunity to have the provisions of this Agreement explained to you by your own counsel, that you fully understand the terms and significance of this Agreement; that you voluntarily agree to all the terms and conditions contained herein; and that you are signing this Agreement of your own free will and voluntarily. You acknowledge that the settlement and release of any claims under the Age Discrimination in Employment Act and its state law equivalent is not effective until the eighth day following your acceptance of this Agreement. Accordingly, no rights or obligations contained in this Agreement with regard to settlement and release of any claims under the ADEA will be enforceable before the end of the seven-day revocation period. If you decide to revoke this Agreement with regard to the settlement and release of any claims under the ADEA, you must deliver to the Company by delivering to Kim Clarke, Chief Human Resource Officer, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007; telephone: 713-435-****; email: Kim.Clarke@kirbycorp.com, a signed notice of revocation within 7 days after the date you signed this Agreement on the line provided below for your signature.

CONCLUSION

The benefits outlined in this Agreement and the attached Enhanced Transition Assistance Agreement reflect the Company’s thanks for your service and for your many contributions. You leave with our very best wishes for future endeavors.

Sincerely,

/s/ David W Grzebinski

David W. Grzebinski

President and Chief Executive Officer

The earliest date you may execute this Agreement is close of business on your Termination Date.

I have read and understand the terms and conditions of this Agreement and voluntarily accept and agree to them.

Signature:	/s/ Joseph H. Reniers
Joseph H. Reniers

Date of Signature:	June 5, 2022

EXHIBIT A

CURRENT LEADERSHIP AND OFFICER POSITIONS

[Redacted]

EXHIBIT B

LETTER OF INTRODUCTION

[Redacted]

EXHIBIT C

INVENTIONS RETAINED AND LICENSED

[Redacted]

EXHIBIT D

FEBRUARY 25, 2021 LETTER

[Redacted]